AMERICAN ONCOLOGY NETWORK, INC.
CLAWBACK POLICY
Introduction
The Board of Directors of the Company (the "Board") believes that it is in the best interests of the Company and its shareholders to provide for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers, create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company's pay-for-performance compensation philosophy and conform with the Company's statutory and regulatory obligations. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the "Policy"). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the "Exchange Act"), the Securities and Exchange Commission "SEC”) Rules promulgated thereunder, and the NASDAQ Stock Market LLC Rules.
Administration
This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.
Covered Executives
This Policy applies to the Company's current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act and the listing standards of the national securities exchange on which the Company's securities are listed, and such other senior executives/employees who may from time to time be deemed subject to the Policy by the Board ("Covered Executives").
Incentive Compensation
For purposes of this Policy, “Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part on the attainment of a Financial Reporting Measure.1
Incentive Compensation includes (but is not limited to):
·Annual bonuses and other short- and long-term cash incentives.
·Stock options.
·Stock appreciation rights.
·Restricted stock.
·Restricted stock units.
·Performance shares.
·Performance units.
“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, or any measure that is derived wholly or in part therefrom.
Financial Reporting Measures include (but are not limited to):
1 Equity awards that vest exclusively upon completion of a specified employment period, without any performance condition, and bonus awards that are discretionary or exclusively based on subjective goals or goals unrelated to Financial Reporting Measures, do not constitute Incentive Compensation.

·Company stock price.
·Total shareholder return.
·Revenues.
·Net income.
·Earnings before interest, taxes, depreciation, and amortization (EBITDA).
·Funds from operations.
·Liquidity measures such as working capital or operating cash flow.
·Return measures such as return on invested capital or return on assets.
·Earnings measures such as earnings per share.
Incentive Compensation is deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the compensation award is attained, even if the payment or grant of the compensation occurs after the end of that period.
In addition, the date on which the Company is required to prepare an accounting restatement will be deemed to have occurred on the earlier of (A) the date the Board concludes or reasonably should have concluded that the Company’s previously issued financial statements contain a material error, and (B) the date a court, regulator, or other legally authorized body directs the Company to restate its previously issued financial statements to correct a material error.
Recoupment; Accounting Restatement
In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company's material noncompliance with any financial reporting requirement under the securities laws, the Board will require prompt reimbursement or prompt forfeiture, as applicable, of any excess Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.
Recoupment; Detrimental Conduct
In the event that a Covered Executive engages in Detrimental Conduct (as defined below) that, in the sole discretion of the Board, is likely to cause or has caused material financial, operational, or reputational harm to the Company, the Board may recover Incentive Compensation received by the Covered Executive from and after the date on which such Detrimental Conduct occurred.
“Detrimental Conduct” consists of:
i.the commission of an act of fraud, misappropriation or embezzlement in the course of employment;
ii.the commission of a criminal act, whether or not in the course of employment or in the workplace, that constitutes a felony (or substantial equivalent thereof in a non-US jurisdiction) or other serious crime involving moral turpitude, dishonesty, or fraud;
iii.the material violation of a non-compete, non-solicitation, or confidentiality agreement;
iv.the material breach of the Company’s Code of Conduct (the “Code”) that could give rise to dismissal under the Code; or
v.any act or omission that resulted in such Covered Executive’s termination for Cause (as defined below).

For the purposes of this Policy, “Cause” shall, as of any applicable date of determination, have the meaning ascribed to such term in the agreement and/or plan governing the most recent equity (or other long-term incentive) award granted to the applicable Covered Executive.
Amount Subject to Recovery

The Board shall determine the amount of Incentive Compensation paid to be recovered in its sole discretion as follows:
i.In the event of recoupment due to an Accounting Restatement, up to the sum of (x) the amount (if any) by which the Incentive Compensation received exceeds the amount that would have been received if calculated based upon the financial reporting measures had such error(s) not been made (“Excess Incentive Compensation”), and (y) to the extent that the Board determines that the Accounting Restatement is due in any material respect to the actions, or failure to taken action, of a Covered Executive, any costs incurred by the Company in connection with such Accounting Restatement (including, without limitation, any legal, audit and accounting fees incurred in investigating and preparing such Accounting Restatement, any fees incurred in responding or defending any claims relating in whole or in part to the Accounting Restatement or the facts or circumstances relating thereto, and any amounts paid in settlement of or on account of any judgment relating to any such claims). If the Board cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement. For Incentive Compensation based in part of whole on stock price or measures of shareholder return, Excess Incentive Compensation will be calculated in such manner as the Board deems appropriate in its sole discretion under the circumstances.
ii.In the event of recoupment due to Detrimental Conduct, an amount of Incentive Compensation up to and based upon the Covered Person’s relative degree of fault or involvement, the impact of the conduct on the Company, the magnitude of any loss caused and other relevant facts and circumstances.
In no event shall the Company be required to award Covered Executives an additional payment if the restated or accurate financial results would have resulted in a higher incentive compensation payment.
Method of Recoupment
The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation:
(a) requiring reimbursement of cash Incentive Compensation previously paid;
(b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
(c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
(d)) cancelling outstanding vested or unvested equity awards; and/or
(e) taking any other remedial and recovery action permitted by law, as determined by the Board.
No Indemnification
The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.

Interpretation
The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company's securities are listed.
Effective Date
This Policy shall be effective as of the date it is adopted by the Board (the "Effective Date") and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after that date.
Amendment; Termination
The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any rules or standards adopted by a national securities exchange on which the Company's securities are listed. The Board may terminate this Policy at any time.
Other Recoupment Rights
The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.
Impracticability
The Board shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the national securities exchange on which the Company's securities are listed.
Successors
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.
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